IntraLinks Appoints J. Chris Scalet to Board of Directors

Pharmaceutical Executive Brings Information Technology and Global Enterprise Business Experience

New York, April 29, 2011 – IntraLinks Holdings, Inc. (NYSE: IL), a leading provider of critical information exchange solutions, today announced that J. Chris Scalet has been named as a member of its board of directors.

Scalet is currently executive vice president, Global Services and chief information officer (CIO) at Merck, a global research-driven pharmaceutical company headquartered in Whitehouse Station, New Jersey.  Scalet has served as CIO since joining Merck in March 2003 and as executive vice president, Global Services since January 2008. Prior to joining Merck, Scalet was senior vice president, information technology and CIO at International Paper from 1998 to 2003 and vice president, information technology and CIO at MAPCO, Inc. from 1993 to 1997.

“Chris will further strengthen our board of directors,” said Andrew Damico, president and CEO, IntraLinks. “Chris’ leadership experience and deep knowledge of information technology and services as well as his expertise in complex global enterprises will add valuable insight as we continue to drive the growth of IntraLinks within our Enterprise principal market.”

“IntraLinks offers compelling value to customers in its Enterprise, M&A and DCM principal markets,” said J. Chris Scalet, board director, IntraLinks.  “I’m delighted to join IntraLinks’ board and look forward to helping the company continue its growth and market expansion.”

About IntraLinks

IntraLinks (NYSE: IL) is a leading global provider of Software-as-a-Service solutions for securely managing content, exchanging critical business information and collaborating within and among organizations. More than 1 million professionals in industries including financial services, pharmaceutical, biotechnology, consumer, energy, industrial, legal, insurance, real estate and technology, as well as government agencies, have utilized IntraLinks' easy-to-use, cloud-based solutions. IntraLinks users can accelerate information-intensive business processes and workflows, meet regulatory and risk management requirements and collaborate with customers, partners and counterparties in a secure, auditable and compliant manner. Professionals at more than 800 of the Fortune 1000 companies have used IntraLinks’ solutions. For more information, visit www.intralinks.com or http://blog.intralinks.com. You can also follow IntraLinks on Twitter at http://twitter.com/intralinks and Facebook at www.facebook.com/IntraLinks.

Investor Contact:
David Roy
IntraLinks
212-342-7690
droy@intralinks.com

Media Relations Contact:
Radley Moss
IntraLinks
212-543-7717
rmoss@intralinks.com